7701 Forsyth Boulevard	Phone: 314.854.8000
Suite 800	Fax: 314.854.8003
St. Louis, Missouri 63105	www.Belden.com
News Release
Exhibit 99.1

From:	Belden
Dee Johnson
314.854.8054
For Immediate Release — May 24, 2007
BELDEN MAKES ITS NAME CHANGE OFFICIAL
REGULAR DIVIDEND IS DECLARED
St. Louis, Missouri — Belden (NYSE:BDC) today announced that it has changed its corporate name to Belden Inc. The Company had been known as Belden CDT Inc. since the 2004 merger involving Belden Inc. and Cable Design Technologies Corporation. The Company’s ticker symbol will remain BDC.
John Stroup, President and Chief Executive Officer, said, “I am delighted we are now making the name change official. Belden is both a strong product brand and a powerful, well-recognized corporate identity. The new Belden branding that we launched in 2006, with the associated tagline Sending All the Right SignalsTM, signifies a change in our business focus: from ‘cable’ to ‘signal transmission solutions.’ A solutions approach brings more value to our customers and more opportunity for us as a company. It gives us more control over our destiny and challenges us to think more broadly about our markets.”
The name change took place today through a transaction that merged a wholly owned subsidiary into the parent company, an action which under Delaware law permits the parent company to change its name. Belden’s Board of Directors today approved the action, and the Company filed the necessary certificate today in Delaware.
The Board also declared a regular dividend of five cents per share payable on July 5, 2007, to all shareholders of record as of June 8, 2007.
About Belden
Belden is a leader in the design, manufacture, and marketing of signal transmission solutions for data networking and a wide range of specialty electronics markets including entertainment, industrial, security and aerospace applications. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.